As filed with the Securities and Exchange Commission on September 24, 2002

SCHEDULE 14A
(Rule 14a-101)
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Proxy Statement Pursuant to Section 14(a) of the
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ROYCE MICRO-CAP TRUST, INC.
(Name of Registrant as Specified In Its Charter)

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ROYCE MICRO-CAP TRUST, INC.

1414 Avenue of the Americas
New York, New York 10019
(212) 355-7311
(800) 221-4268

September 23, 2002

Dear Stockholder:

I am writing on behalf of Royce Micro-Cap Trust’s Board of Directors to ask you to help us defend your Fund from attack by a foreign raider and its undisclosed principal. The raider and its undisclosed principal want to replace a majority of your Fund’s Board of Directors in order to carry out a program to liquidate their holdings by means that would have significant adverse effects on long-term investors and could destroy the Fund.

The raider, Laxey Partners Limited and its affiliates (“Laxey”), claims to own 2.9% of the outstanding shares of your Fund’s Common Stock, which were acquired less than six months ago for the account of an unidentified institutional investor.

Does the Laxey agenda make sense?

NO! Your Fund’s current Board of Directors has demonstrated its ability to manage your Fund in a manner that has produced outstanding returns for stockholders.

What can you do to stop them?

VOTE for your current Directors by signing, dating and sending in the White Proxy Card today. You should disregard any proxy cards received from Laxey.

Laxey would have you replace six of your Fund’s eight current directors at the Annual Stockholders Meeting scheduled for September 30, 2002 with Laxey’s own internal officers/employees (all foreign residents), none of whom has any experience overseeing a U.S. fund. Why is Laxey suddenly interested in having its people control your Fund? Certainly NOT to further your best interests as long-term Fund stockholders. We believe that the undisclosed investor behind Laxey has a large position in the Fund and wants to use your Fund’s assets, rather than the public markets, to reduce or eliminate that position. You should therefore expect Laxey’s nominees to dedicate themselves to implementing this institutional investor’s own exit strategy, which will result in:

•	a large cost to the Fund from the forced liquidation of portfolio positions, that all long-term stockholders will have to suffer, and
•	a significant tax burden on the Fund’s long-term stockholders.

Moreover, Laxey’s meritless proposal will cause your Fund to spend up to $110,000 in proxy solicitation fees alone to defend against it.

We urge you to protect your investment by voting the White Proxy Card to re-elect the current Board of Directors.

As you might expect, Laxey is completely silent about the Fund’s long-term performance under its current management, which has been excellent on both an absolute and relative basis. Through August 31, 2002, the Fund’s Market Value cumulative total returns, including reinvested distributions, were as follows:

The Fund Russell 2000 S&P 500	1 Year -0.9% -15.4% -18.0%	3 Year 55.8% -5.0% -27.8%	5 Year 55.3% -1.7% 9.1%	Since Inception 12/4/93 134.5% 76.4% 131.5%

We are quite pleased with this performance since we have just come through the worst bear market since the 1970‘s. From the market peak in the Spring of 2000 to the end of August, the Fund is up more than 20% while the Russell 2000 is down over 30%. We are very proud of these results and expect that you are too.

In addition, the Fund’s under 6% average market discount over the past three months is the lowest it has been since the Fund’s first year of operation. The only commitment Laxey makes for its nominees is to offer stockholders 98% of then current net asset value, at a time when the Fund has been trading relatively close to this point for months! Laxey offers no other reason for voting for its nominees. Laxey’s proposal is designed to benefit it and its undisclosed principal by allowing them to liquidate their large Fund stockholdings, notwithstanding the significant adverse consequences to long-term stockholders and the possible destruction of your Fund.

YOUR BOARD OF DIRECTORS IS COMMITTED TO PRESERVING YOUR FUND. AGAIN, WE URGE YOU TO PROTECT YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TO RE-ELECT THE CURRENT BOARD OF DIRECTORS.

If you have any questions regarding this vital matter, please call the Fund at 1-800-221-4268, or the Fund’s proxy solicitor, Georgeson Shareholder Communications, at 1-877-847-1382.

Thank you for your consideration and support as you protect your investment.

Sincerely,

/s/ Charles M. Royce
For the Board of Directors of
Royce Micro-Cap Trust, Inc.

P.S. I would be glad to talk to you about any of the points in this letter. Please call me directly at 1-800-348-1414. Your Fund’s officers and Directors and their families share your long-term investment goals, as evidenced by their ownership as a group of approximately 1,400,000 shares ($14,000,000) of the Fund’s Common Stock.

ROYCE MICRO-CAP TRUST, INC.

1414 Avenue of the Americas
New York, New York 10019
(212) 355-7311
(800) 221-4268

September 23, 2002

Dear Preferred Stockholder:

I am writing on behalf of Royce Micro-Cap Trust’s Board of Directors to ask you to help us defend the Fund from attack by a foreign raider and its undisclosed principal. The raider and its undisclosed principal want to replace all six of the Fund’s Directors who are elected by both the Preferred and Common Stockholders voting together as a single class, in order to carry out a program to liquidate their Common Stock holdings by means that would have significant adverse effects on you as a Preferred Stockholder.

The raider, Laxey Partners Limited and its affiliates (“Laxey”), claims to own 2.9% of the outstanding shares of the Fund’s Common Stock, which were acquired less than six months ago for the account of an unidentified institutional investor.

Does the Laxey agenda make sense for you?

NO! It could require the Fund to redeem all or a significant amount of your Preferred Stock and thus deprive you of your tax-advantaged dividend income and give you a potential loss on the redemption.

What can you do to stop them?

VOTE for your current Directors by signing, dating and sending in the White Proxy Card today. You should disregard any proxy cards received from Laxey.

Laxey would have you replace six of the Fund’s eight current directors who are elected by both the Preferred and Common Stockholders voting together as a single class at the Annual Stockholders Meeting scheduled for September 30, 2002 with Laxey’s own internal officers/employees (all foreign residents), none of whom has any experience overseeing a U.S. fund. Why is Laxey suddenly interested in having its people control the Fund? Certainly NOT to further your best interests as Preferred Stockholders. We believe that the undisclosed investor behind Laxey has a large position in the Fund’s Common Stock and wants to use the Fund’s assets, rather than the public markets, to reduce or eliminate that position. You should therefore expect Laxey’s nominees to dedicate themselves to implementing this institutional investor’s own exit strategy, which will result in:

•	Redemption of all or a significant amount of your Preferred Stock in order to enable the Fund to open-end or continue to meet required asset maintenance/coverage tests,
•	Loss of your tax-advantaged dividend income, and
•	Potential loss on redemption equal to the difference between the Preferred Stock’s market price and the fixed redemption price of $25.00 per share.

Moreover, Laxey’s meritless proposal will cause the Fund to spend up to $110,000 in proxy solicitation fees alone to defend against it.

THE DIRECTORS ARE COMMITTED TO PRESERVING THE FUND. WE URGE YOU TO PROTECT YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TO RE-ELECT ALL OF THE DIRECTORS.

If you have any questions regarding this vital matter, please call the Fund at 1-800-221-4268, or the Fund’s proxy solicitor, Georgeson Shareholder Communications, at 1-877-847-1382.

Thank you for your consideration and support as you protect your investment.

Sincerely,

/s/ Charles M. Royce
For the Board of Directors of
Royce Micro-Cap Trust, Inc.

P.S. I would be glad to talk to you about any of the points in this letter. Please call me directly at 1-800-348-1414.